Exhibit 10.36
NON-COMPETITION AGREEMENT
      This Non-Competition Agreement (“Agreement”) is made as of March 25, 2008 by and between ValueVision Media, Inc., a Minnesota corporation (together with its subsidiaries, the “Company”), and Glenn K. Leidahl (the “Employee”) pursuant to and in consideration of the offer of employment dated March 25, 2008.
      Non-Compete. While Employee is working for the Company and, if Employee voluntarily resigns, or departs from the Company under circumstances where Employee receives severance payments from the Company, then also for the Non-competition Period (defined below) following his/her departure, Employee will not:
     (i) directly or indirectly own, manage, control, participate in, be a director, officer or employee of, lend Employee’s name to, act as consultant or advisor to, render services to, or receive compensation from, any other person or entity engaged or seeking to engage in the television home shopping business (including a television home shopping channel internet site) anywhere within the United States;
     (ii) induce or attempt to induce any employee of the Company to leave his or her employment with the Company, or in any other way interfere with the relationship between the Company and any other employee of the Company; or
     (iii) induce or attempt to induce any customer, vendor, franchisee, licensee, or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between such party and the Company.
For purposes of this Agreement, “Non-competition Period” shall mean the period commencing as of the date of this Agreement and ending on the last day of the twelfth (12th) month following the last day of the month in which Employee’s employment with the Company ends.
      Entire Agreement: Governing Law. This Agreement contains the entire agreement of the parties relating to Employee’s non-compete agreement with the Company and supersedes any and all prior agreements and understandings with respect to such subject matter. All matters relating to the interpretation, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota, without regard to that state’s conflict of laws provisions.

VALUEVISION MEDIA, INC.	EMPLOYEE

/s/ Rene G. Aiu	/s/ Glenn K. Leidahl

Name: Rene G. Aiu	Name: Glenn K. Leidahl

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